EXHIBIT (h)(2)


                          EXPENSE LIMITATION AGREEMENT

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105


                                                     March 22, 2002



Sanford C. Bernstein Fund II, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

          Alliance Capital Management L.P. herewith confirms our agreement with you as follows:

          1. You are an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting the assets of your Bernstein Intermediate Duration Institutional Portfolio (the "Fund") in accordance with applicable limitations. Pursuant to an Advisory Agreement dated March 22, 2002 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets.

          2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses of every character incurred by the Fund, including but not limited to the fees ("Advisory Fees") payable to us pursuant to the Advisory Agreement (the "Limitation"). Under the Limitation, we agree

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that, through March 31, 2003, such expenses shall not exceed a percentage (the
"Percentage Expense Limitation") of the Fund's average daily net assets equal to, on an annualized basis, 0.45%. To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the Fund's expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and the Fund's other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess ("Other Expenses Exceeding Limit"). Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us after March 31, 2005, (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation, and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of organizational and offering expenses (as defined by the Financial Accounting Standards Board) recorded

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by you for financial reporting purposes on or before March 22, 2003.

          3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing a Fund's expenses outside the contours of this Agreement during any time period before or after March 31, 2003; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after March 31, 2003, or, except as expressly set forth herein, prior to such date.

          4. This Agreement shall become effective on the date hereof and remain in effect until March 31, 2005. This Agreement may be terminated by either party hereto at the end of a Fund's fiscal year upon not less than 60 days' prior written notice to the other party. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

          5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

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          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                               Very truly yours,

                                               ALLIANCE CAPITAL MANAGEMENT L.P.

                                               By ALLIANCE CAPITAL MANAGEMENT
                                                    CORPORATION, its general
                                                    partner


                                               By  /s/ John D. Carifa
                                                  ------------------------------
                                                  John D. Carifa
                                                  President


Agreed to and accepted
as of the date first set forth above.



SANFORD C. BERNSTEIN FUND II, INC.


By  /s/ Edmund P. Bergan, Jr.
   ------------------------------
   Edmund P. Bergan, Jr.
   Secretary

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